Exhibit 10.13

FRAMEWORK AGREEMENT

BETWEEN

THE GOVERNMENT OF THE UNITED REPUBLIC OF TANZANIA

AND

LZ NICKEL LIMITED

Dated 19th January, 2021

i

FRAMEWORK AGREEMENT

THIS AGREEMENT is made as of 19th January, 2021.

BETWEEN:

The Government of the United Republic of Tanzania, represented by the Minister for Minerals, Ministry of Minerals of P.O. Box 422, Government City, Mtumba Area, 40474 Dodoma Tanzania (hereinafter referred to as the “Government”);

- and -

LZ NICKEL LIMITED, a private limited liability company incorporated and organized under the laws of England and Wales with registered number 11815983 and whose registered office is at 22 Chancery Lane, London, WC2A 1LS (hereinafter referred to as “LNC”)

RECITALS:

WHEREAS

A.	the Government is vested with mineral rights over the Kabanga Nickel Deposits at Kabanga in Ngara District, Kagera Region, hereinafter referred to as the Nickel Project Area or simply NPA.

AND WHEREAS

B.	the Government and LNC (jointly referred to as the “Parties”) have agreed through negotiations to jointly develop, process and refine the concentrate from the Nickel Project through a mineral processing facility described in Schedule 9.

AND WHEREAS

C.	The Parties have agreed to set up two separate subsidiary companies for the objective of carrying out mining operations and mineral refining respectively, which, by this Agreement, shall be wholly owned subsidiaries of the Joint Venture Company (JVC) to be jointly established by the Parties.

AND WHEREAS

D.	the Parties intend to carry out the Nickel Project based on the principle of economic benefits sharing as described in this Agreement.

CONSIDERING that

E.	the Parties have agreed on the Key Principles which are intended to underline and guide the development of the Nickel Project for the mutual benefit of the Parties in line with the economic benefits sharing Principle and Tanzania’s development vision.

CONSIDERING FURTHER that

F.	the Parties have entered into this Agreement to record their agreement as to the manner in which the Key Principles shall be implemented.

THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1.	Definitions

Whenever used in this Agreement, the following terms shall have the meanings set out below:

“Act” means the Mining Act, Cap. 123.

“Affiliate” with respect to a Party, any other person directly or indirectly controlling, controlled by or under common control with such Party, with control for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Agreement” means this Framework Agreement, including the Recitals, all Schedules and amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

“Aggregate Basis” means the sum of the economic benefits received by the Government on the one hand and LNC on the other hand from the Nickel Project.

“Articles of Association” means the articles of association to be adopted by the JVC which has been established to carry out the Nickel Project pursuant to this Agreement, substantially in the form of Schedule 2.

“Beneficiation” means the processing, smelting and refining of the mineral concentrate from the Nickel Project Area into nickel and associated products.

“Board” means the Board of Directors of the JVC constituted in accordance with the Shareholders Agreement.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks in Dar es Salaam, Tanzania and London, England are open for commercial banking business during normal banking hours.

“Capital” means the share capital of the JVC to give effect to this Agreement.

“Completion” means completion of the transactions contemplated by this Agreement on the Completion Date.

“Completion Date” means the date that is the fifth Business Day when all of the undertakings by, and conditions of, the Parties will have been met and satisfied and written confirmation is obtained from all Parties to this effect.

“Control” means:

(a)	in relation to a corporation, the beneficial ownership at the relevant time of shares of such corporation carrying more than 50 percent of the voting rights ordinarily exercisable at meetings of shareholders of the corporation where such voting rights are sufficient to elect a majority of the directors of the corporation; and

(b)	in relation to a Person that is a partnership, limited partnership, limited liability company or joint venture, the beneficial ownership at the relevant time of more than 50 percent of the ownership or voting interests of the partnership, limited partnership, limited liability company or joint venture in circumstances where it can reasonably be expected that the Person can direct the affairs of the partnership, limited partnership, limited liability company or joint venture;

and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; the Person who Controls a Person shall be deemed to Control a corporation, partnership, limited liability company, joint venture or trust which is Controlled by such Person.

“Director” means a member of the Board.

“Economic Benefits Sharing Principle” has the meaning ascribed to this term in Article 3 of this Agreement.

“JVC” means the joint venture company to be incorporated by the Parties pursuant to this Agreement.

“JVC Subsidiaries” means Tembo Nickel Mining Company Limited and Tembo Nickel Refining Company Limited incorporated by the JVC for purposes of carrying out mining operations and refining operations respectively.

“MMPF” means the Multipurpose Mineral Processing Facility proposed for processing, smelting and refining of nickel and other mineral concentrates.

“Parties” means, collectively, the Parties to this Agreement and “Party” means any one of them.

“Person” means an individual or juridical person.

“Related Agreements” means the Shareholders Agreement, the Memorandum of Preliminary Undertakings set out in Schedule 7 and any other agreement which is referred to in this Agreement or which the Parties agree shall be a Related Agreement.

“Shareholders Agreement” means the shareholders agreement relating to the JVC, to be concluded as one of the undertakings of the Parties substantially in the form of Schedule 2.

“Special Mining Licence” means the special mining licence to be applied as contemplated in this Agreement.

“Strategic Infrastructure” means for the purpose of enforcement or execution of an arbitral award in Section 13 communication and transportation infrastructure, power generation infrastructure, energy installations, defence equipment, the Bank of Tanzania assets, foreign reserves, properties utilised for diplomatic services, cultural and historical objects which are inside or outside the United Republic of Tanzania, and any other infrastructure of a similar nature not intended for commercial purposes.

“Tembo Nickel Corporation Limited” means the joint venture company incorporated by the Parties pursuant to this Agreement.

1.2.	Certain Rules of Interpretation

In this Agreement:

(a)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

(b)	Currency - Unless otherwise specified, all references to money amounts are to the lawful currency of Tanzania.

(c)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Consent - Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time period, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval.

(e)	Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(f)	Business Day - Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the day following the Business Day.

(g)	Governing Law - This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the United Republic of Tanzania.

(h)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(i)	No Strict Construction - The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(j)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(k)	Severability - If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(1)	Statutory References - A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation that amends, supplements or supersedes, or is the successor of, any such statute or any such regulation.

1.3.	Recitals and Schedules

The Recitals and Schedules to this Agreement as listed below, are an integral part of this Agreement:

Schedule 1 - Basic Undertakings of the Parties

Schedule 2 - Draft JVC Shareholders Agreement

Schedule 3 - Draft Management and Administrative Services Agreement

Schedule 4 - Draft Memorandum and Articles of Association of Tembo Nickel Corporation Limited

Schedule 5 - Draft Memorandum and Articles of Association of Tembo Nickel Mining Company Limited

Schedule 6 - Draft Memorandum and Articles of Association of Tembo Nickel Refining Company Limited

Schedule 7 - Memorandum of Preliminary Undertakings

Schedule 8 - Joint Financial Model

Schedule 9 - Proposed Multipurpose Mineral Refining Facility

Schedule 10 - Matters to be Implemented by Parties after Effective Day

ARTICLE 2

IMPLEMENTATION OF THE KEY PRINCIPLES

2.1.	Effective Date

The “Effective Date” of this Agreement shall be the date when it is duly executed by each of the Parties.

2.2.	Key Principles

(a)	Application of the economic benefits sharing Principle shall be on the life of mine plans of the Nickel Project and the life of the MMPF;

(b)	Having a jointly agreed financial model to guide the management and operations of the JVC and the JVC Subsidiaries;

(c)	Jointly managing the JVC pursuant to the Shareholders Agreement prescribed in Schedule 2 of this Agreement and the Related Agreements;

(d)	Agreeing on the fiscal assumptions underlying the economic benefits sharing principle;

(e)	JVC to hold all proceeds from sale of mineral products in local and foreign currency bank accounts in Tanzania;

(f)	Issuing the Special Mining Licence to the JVC following the date of this Agreement.

(g)	Establishing minerals beneficiation facilities at Kahama township in Shinyanga Region in Tanzania, in accordance with LNC’s proposal to the Government set out in Schedule 9 to this Agreement.

(h)	The JVC shall own the JVC Subsidiaries as wholly owned subsidiaries.

(i)	The Government, LNC, the JVC and the JVC Subsidiaries shall conclude a Management and Administrative Services Agreement substantially set out in Schedule 3.

2.3.	Action to be Taken after the Effective Date

Each of the Parties shall use best endeavours to meet its basic undertakings as provided in this Agreement on or before 19th January 2021 or such other date as may in writing be agreed between the Parties.

ARTICLE 3

ECONOMIC BENEFITS SHARING PRINCIPLE

3.1.	In accordance with and subject to the terms of this Agreement and the Related Agreements, the Parties have agreed to, with effect from the Completion Date, equitably share (on an Aggregate Basis) the economic benefits derived from the Nickel Project in accordance with the Joint Financial Model. The fiscal assumptions (as set out in Article 6) allow such economic benefits to be shared in accordance with the Equitable Sharing Principle, based on the life of mine plans of NPA and the life of the MMPF.

3.2.	The Government shall receive its share of the economic benefits through the payment by the JVC and the JVC Subsidiaries of taxes, royalties, fees and other fiscal levies as described in the fiscal assumptions and through the Government’s 16 percent Free Carried Interest in the JVC.

3.3.	The economic benefits to the Government through payment of taxes shall cover only taxes directly payable by the JVC and the JVC Subsidiaries to the Government. More specifically, taxes constituting the Government share shall be limited to local government levies, petroleum and fuel levies, import duties, skills development levy, royalties, inspection fees, corporate income tax, withholding tax on dividends, as well as any other fiscal levies imposed by any agency of the Government. Other taxes not directly receivable from the JVC and the JVC Subsidiaries’ income such as withholding tax on services, workers’ compensation fund contributions, social security contributions, income tax payable by company employees and value added tax (to the extent refunded or offset) shall not be construed as forming part of the Government share of economic benefits.

3.4.	The fiscal regime governing the mining, smelting and refining operations of the JVC and the JVC Subsidiaries shall comprise a royalty of 6 percent in respect of Mining Operations, inspection fee of 1 percent, service levy of 0.3 percent, non-deductibility of royalty for the calculation of corporate income tax, corporate income tax of 30 percent, indefinite carry forward of losses but with the ability to offset against taxable income in any given tax year subject to a cap of 70 percent of the taxable income in a given tax year, and application of straight line pooled asset depreciation at a rate of 20 percent per annum.

3.5.	LNC shall receive economic benefits through the payment of its 84 percent share of dividends and proportionate returns of capital to shareholders of the JVC and the JVC Subsidiaries.

3.6.	The Parties acknowledge that the application of the terms of this Agreement may be affected if circumstances after the Completion Date result in one or more of the assumptions made by the Parties not being realised. The Parties therefore agree that the sharing of economic benefits between the Government and LNC will be reviewed and amended as necessary in conformity with the economic equilibrium principle prescribed by Section 100E of the Mining Act, Cap. 123 in order to restore the Equitable Sharing Principle based on the life of mine plans then in effect.

ARTICLE 4

STRUCTURE OF THE JVC

4.1.	The JVC to be established by the Parties will be structured to implement the key principles of this Agreement and in particular the ownership and management of the JVC as set out in the Draft Shareholders Agreement (Schedule 2) and will have Memorandum and Articles of Association essentially as set out in Schedule 4.

4.2.	The JVC shall manage the operations of the Mine and the MMPF through the JVC Subsidiaries.

4.3.	On or prior to the Completion Date, the applicable Government Shareholder shall be issued with:

(a)	undilutable Free Carried Interest Class B shares representing 16 percent of the issued share capital of the JVC.

(b)	such other proportion of ordinary shares to be agreed by the Parties as a reflection of the value of the mineral rights surrendered by the Government to the JVC in respect of any additional mining rights that may be conveyed by the Government.

4.4.	Management of the JVC and the JVC Subsidiaries shall be in accordance with the Shareholders Agreement and the Management and Administrative Services Agreement.

4.5.	The Parties agree and shall procure that the management of the JVC’s operations shall be carried out in Tanzania, with a focus on engaging local talent to maximize employment of Tanzanians, including:

(a)	all records in relation to the business operations of the JVC be held in Tanzania;

(b)	preference for Tanzanian nationals to be appointed to management positions within the JVC; and

(c)	implementing a local procurement plan that emphasizes spending in Tanzania, except where goods or supplies are not available in Tanzania (or on commercially viable or competitive terms in Tanzania) or supplies are permitted to be procured from sources outside Tanzania as provided for under the laws.

ARTICLE 5

OWNERSHIP

5.1.	The Government agrees and undertakes that any increase in ownership or economic participation rights by the Government in the JVC in addition to the 16 percent Free Carried Interest shares in the JVC shall be by agreement between the Parties, and that the Government shall not unilaterally seek to increase such ownership or economic participation rights.

5.2.	Where, at any time, the Government interest in the JVC is increased beyond the 16 percent Free Carried Interest shares, the Government agrees to make, at the time such changes come into effect and following discussion with and having obtained the consent of the other Party, all necessary adjustments to the fiscal assumptions so as to restore the Equitable Sharing Principle based on the life of mine plans then in effect. Any incremental ownership or economic participation right of the Government shall not be subject to a free carry.

ARTICLE 6

FISCAL ASSUMPTIONS

Confirmation of Fiscal Assumptions

6.1.	The Government acknowledges that the following assumptions are fundamental to the implementation of the Equitable Sharing Principle and agrees and undertakes that:

(a)	taxes, royalties, duties, fees, levies or tax liabilities shall be imposed and payable by the JVC and the JVC Subsidiaries in accordance with applicable law, save that where any changes in law after the date hereof (including the clarification of the application thereof or modification of the interpretation thereof) are likely to erode the Equitable Sharing Principle (on an Aggregate basis) to the detriment of LNC, the JVC and the JVC Subsidiaries and undermine the Equitable Sharing Principle, the Government agrees to make, at the time such changes come into effect, all necessary adjustments to the fiscal assumptions so as to restore the Equitable Sharing Principle based on the life of mine and MMPF plans then in effect;

(b)	The Parties shall use reasonable commercial endeavours to ensure that the financial requirements of the JVC and the JVC Subsidiaries are met as far as practical in the following order:

(i)	the Company’s own resources;

(ii)	borrowings from banks and other third party resources on the most favourable commercial terms reasonably obtainable as to interest, repayments and security;

(iii)	shareholder loans as shall be agreed by the Parties; or

(iv)	such other mechanisms that the Parties may determine.

(c)	any shareholder loan used to fund the Nickel Project, MMPF, the JVC and the JVC Subsidiaries shall be verified by the Tanzania Revenue Authority, and registered with the Bank of Tanzania in accordance with the law, whereupon it can be repaid in accordance with its terms, provided that the Government receives its pro rata share of cash distributions made to service such loans, other than loans made in accordance with Article 6(d), (e) and (f);

(d)	any Shareholder Loan to the JVC and the JVC Subsidiaries, which does not bear interest, can be made without any obligation to issue loan notes to the Government representing a 16 percent interest therein;

(e)	any Shareholder Loan to the JVC and the JVC Subsidiaries, which bears interest, shall be subject to the obligation to issue loan notes to the Government representing a 16 percent interest therein;

(f)	where Shareholder Loan is made for the purpose of on-lending funds raised through external third party financing to the JVC and the JVC Subsidiaries, shall be subject to the obligation to issue loan notes to the Government representing a 16 percent interest therein.

6.2.	For the purpose of this Article, the Government hereby agrees to any pledge over, or related transfer of, any shares held by LNC in JVC and the JVC Subsidiaries to any bank or financial institution to secure any third party financing for the purpose of the mining operations as provided for under Section 9(3) of the Mining Act, Cap. 123.

ARTICLE 7

BASIC UNDERTAKINGS OF PARTIES

7.1.	General Undertakings

(a)	The Government shall be responsible for doing all such acts, deeds and things as are necessary to perform the fundamental undertakings with respect to the Government (the “Government Undertakings”) as soon as practicable following the date hereof.

(b)	The LNC shall be responsible for doing all such acts, deeds and things as are necessary to perform the fundamental undertakings with respect to the LNC (the “LNC Undertakings”) as soon as practicable following the date hereof.

(c)	The Parties shall be responsible for doing all such acts, deeds and things as are necessary to perform all the undertakings with respect to the Parties (the “Parties Undertakings”) as soon as practicable following the date hereof

7.2.	Government Undertakings

(a)	Obtain all requisite approvals for purposes of entering into this Agreement and the Related Agreements.

(b)	Execute the Related Agreements.

(c)	Procure the approval of the JVC as the local company to which the Government can issue its mineral rights over the NPA.

(d)	Procure the issuance of a Special Mining Licence (SML) over the NPA to the JVC.

(e)	Collaborate with LNC to establish the JVC and the JVC Subsidiaries.

(f)	Procure that the JVC and the JVC Subsidiaries may not be obligated to list its shares in the Dar es Salaam Stock Exchange.

(g)	Assist the JVC to acquire suitable land for the construction of the MMPF within the Kahama Township.

(h)	Upon commission of the Nickel Project and MMPF and commencing of mineral production, the JVC shall be entitled to repay shareholder loans or pay dividends or returns of capital to the Government , LNC and to offshore shareholders and Affiliates of JVC into their respective accounts outside Tanzania.

(i)	The Government agrees to procure that the bank accounts of the JVC opened in Tanzania shall not be subject to administrative attachment orders for purposes of enforcement of taxes, except where a court decree is issued to that effect after final completion of judicial proceedings.

(j)	The Government agrees that none of the transactions or steps involved in the entry into force and implementation of this Agreement and the Related Agreements including the issue, distribution or transfer to the Government of the Free Carried Interest shares or its proposed interest in the Shareholder Loans, shall at any time be subject to any tax in Tanzania.

7.3.	LNC Undertakings

(a)	Performing all the obligations as undertaken in the Memorandum of Preliminary Undertakings appended to this Agreement.

(b)	Obtain all requisite approvals for purposes of entering into this Agreement and the Related Agreements with the Government.

(c)	Execute the Related Agreements.

(d)	Collaborate with the Government to establish the JVC and the JVC Subsidiaries.

(e)	Oversee the construction of the MMPF at Kahama Township as part of the Nickel Project.

(f)	Acquire data and all the NPA information from the previous investors at the NPA and discharge all obligations thereof in accordance with the agreement executed in accordance with the Memorandum of Preliminary Undertakings appended hereto as Schedule 7.

(g)	LNC agrees that on the Completion Date the following will take place:

(i)	transferring all intellectual property, studies, reports, physical property and any other assets acquired under the arrangement secured in accordance with the Memorandum of Preliminary Undertakings; and

(ii)	prepare the requisite reports, including feasibility studies for the Mine, MMPF, Environmental Impact Assessment as required by the law.

7.4.	Parties Undertakings

The Parties agree to ensure that on or prior to the Completion Date:

(a)	The Government and LNC agree, upon formal grant of the Special Mining Licence, that the JVC (or any relevant subsidiary) will begin the process of identifying a physical location for the MMPF with the Kahama region being the initial priority location to assess given the beneficial infrastructure advantages.

(b)	Upon confirmation of site identification, the Parties agree that the JVC shall submit an application for a Refining Licence for the MMPF.

(c)	In respect of the JVC, the Government and LNC will be allocated shares as follows:

(i)	16 percent of the shares in the JVC will be issued to the Government as undilutable Free Carried Interest in the capital of the JVC and registered as Class B shares in the name of the designated Government entity;

(ii)	84 percent of the shares in the JVC will be issued to LNC and registered as Class A Ordinary Shares in the name of LNC;

(iii)	the JVC will deliver to each Party certificates representing each Party’s shares and such other documents as may be required to give good title to such shares; and

(d)	As part of the basic undertakings of the Parties, work together to develop a joint financial model to confirm the basis of the Equitable Sharing Principle and which shall form part of this Agreement as Schedule 8.

(e)	Where any undertaking in this Agreement remains unfulfilled by the prescribed date, the Parties shall mutually agree, by exchange of Notices to that effect, to extend the due date for fulfilment of such undertaking.

ARTICLE 8

WARRANTIES AND AUTHORITY

Each Party warrants and represents to the others with respect to itself that it has full legal capacity, right, power and authority to enter into and perform this Agreement and the Related Agreements to which it is a party in accordance with and subject to their respective terms, and that this Agreement and the Related Agreements to which it is a party have been duly authorised, executed and delivered by it and, assuming due execution by the other Parties hereto and thereto, are legal, valid, binding and enforceable agreements of it (and in the case of the Government, all organs and agencies of the Government of the United Republic of Tanzania) in accordance with and subject to their respective terms.

ARTICLE 9

DISCLOSURE

The Parties and their respective Affiliates may disclose the existence and the terms of this Agreement:

(a)	to their legal advisers and auditors;

(b)	in the event that disclosure is required by law, by a direction of a court or tribunal or Government agency or regulatory body, or pursuant to stock exchange regulations or other rules, guidelines, regulations or practice;

(c)	for the purpose of any claim in respect of, or breach of, this Agreement;

(d)	in the event that disclosure is necessary to enable or facilitate compliance with the Transaction Documents;

(e)	in the event that disclosure is necessary to comply with audit, tax or regulatory requirements; and

(f)	in the case of the Government, to all organs and agencies of the Government to ensure their compliance with the terms of this Agreement.

ARTICLE 10

GENERAL

10.1.	Each Party shall bear its own costs in relation to this Agreement and its implementation, and each Party must, notwithstanding Completion and the satisfaction or waiver of the conditions and undertakings in this Agreement, at its own cost from time to time do all such acts, deeds and things as may be necessary or desirable to give full effect to this Agreement and the Related Agreements.

10.2.	An amendment, supplementation, variation or modification of this Agreement is not effective unless it is in written form and signed by the Parties.

10.3.	If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Without prejudice to Section 10.1, to the extent that any provision is found to be invalid, illegal or unenforceable, the Parties shall act in good faith to substitute for such provision, to the extent possible, by a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

10.4.	This Agreement is for the benefit of the Parties and their successors and assignees. The Parties and their successors and assignees are bound by this Agreement. Save in connection with an assignment or transfer of any mining licence or mineral rights in accordance with the Mining Act, Cap. 123, a Party may not assign or deal with or purport to assign or deal with its rights under this Agreement without the prior written consent of the other Parties.

10.5.	This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but taken together, they shall constitute one and the same instrument.

10.6.	Each Party acknowledges and agrees that:

(a)	this Agreement and the other documents referred to in this Agreement constitute the entire agreement between the Parties and, supersede any previous agreement, understanding, representation, undertaking, negotiation or arrangement relating thereto;

(b)	this Agreement does not rely on any statement, representation, assurance or warranty of any person (whether a party to this Agreement or not and whether made in writing or not) other than as expressly set out in this Agreement.

ARTICLE 11

NOTICES

11.1.	All notices or other communications to be given or made hereunder shall be in English and in writing, shall be addressed for the attention of the persons indicated below and shall be delivered personally or sent by courier or facsimile. The address of the Parties and their respective facsimile numbers shall be:

If to the Government:

For the attention of: THE TREASURY REGISTRAR

Address:	OFFICE OF THE TREASURY REGISTRAR Treasury Square Building, 18 Jakaya Kikwete Road, P.O. BOX 2802, 40468 DODOMA Tel No.: +255-26-216 0000 Email: address: tr@tro.go.tz

If to the LNC:

For the attention of: The Directors

Address:	22 Chancery Lane, London, WC2A 1LS, United Kingdom Tel No.: [***] Email: [***]

11.2.	Except as otherwise expressly provided in this Agreement, all notices shall be deemed to have been delivered (i) when delivered by hand or by overnight courier, or (ii) if received during business hours on a business day for the receiving Party, when transmitted by facsimile to the receiving Party’s facsimile number and, if received after business hours or on a day that is not a business day for the receiving Party, on the receiving Party’s first business day following the date transmitted by facsimile to the receiving Party’s facsimile number. Any notice given by facsimile shall be confirmed in writing, delivered personally or sent by courier, but the failure to so confirm shall not void or invalidate the original notice if it is in fact received by the Party to which it is addressed.

11.3.	Any Party may, by notice in writing to the other Party, change the address and/or facsimile number to which such notices and communications are to be delivered or mailed.

ARTICLE 12

GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the United Republic of Tanzania.

ARTICLE 13

DISPUTE RESOLUTION

13.1.	Negotiation

The Parties agree that, they shall in the first instance seek to resolve all disputes arising out of or in connection with this Agreement (a “New Dispute”) through negotiations between the Parties.

13.2.	Conciliation

(a)	In the event that any New Dispute is not resolved through negotiations within 30 days (the “Negotiation Period”) of one Party notifying the other Party or Parties in writing of the New Dispute (the “Dispute Notice”), the parties to the New Dispute may, refer the New Dispute to conciliation in accordance with the UNCITRAL Conciliation Rules.

(b)	The conciliator shall be a lawyer of at least 20 years’ post qualification practising experience, and shall be accredited or certified by an internationally recognized organization. The conciliator shall be independent of the Parties and shall not be a national of Tanzania or the United Kingdom. If the conciliator is not appointed within 14 days of the acceptance of a request for conciliation, the President of the Singapore International Arbitration Centre shall appoint the conciliator.

(c)	Any conciliation shall be completed within 60 days of the appointment of a conciliator (unless extended by agreement in writing between the parties to the New Dispute).

(d)	If the parties to the New Dispute have not resolved the New Dispute within 75 days of the expiry of the Negotiation Period (or such longer period agreed in writing by the parties to the New Dispute), any Party shall have the right to refer the New Dispute to arbitration pursuant to Section 13.3 below.

13.3.	Arbitration

(a)	The Parties irrevocably agree that any New Dispute not resolved under Articles 13.1 and 13.2 above shall be finally resolved by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”).

(b)	Upon issuance of a notice of arbitration commencing the arbitration, the Parties shall seek to mutually agree on the arbitral seat or legal place of arbitration. In determining the arbitral seat, the parties agree that the selection shall be made on the basis that the seat should be in a jurisdiction which is internationally recognized and experienced in handling complex international commercial arbitration (not being the United Republic of Tanzania, or a state which is a member of the East African Community, United Kingdom, Australia, Canada and the United States of America), and which is a party to the New York Arbitration Convention on the Recognition and Enforcement of Foreign Arbitral Awards, 1958 as in effect on the date of this Agreement (the “New York Convention”), notwithstanding that the governing law of the contract is Tanzanian law. If within 30 days of the date of the notice of arbitration the Parties fail to mutually agree on the choice of the arbitral seat, any of the Parties shall by notice in writing refer the matter to the President of the Singapore International Arbitration Centre to determine the arbitral seat. If a matter is urgent and requires immediate reference to arbitration, or if there is a dispute about the choice of seat by the President of the Singapore International Arbitration Centre or his/her capacity to determine the arbitral seat, the default seat of arbitration shall be Singapore. If there is a dispute about the choice of seat by the President of the Singapore International Arbitration Centre or his/her capacity to determine the arbitral tribunal seat, the default seat shall be Singapore. The decision of the President shall be final and binding.

(c)	The Parties shall endeavour to agree on a mutually acceptable, secure and accessible venue in Africa as the venue for the arbitration hearings, with a view to minimizing the cost and logistical complications of the arbitration. If the Parties are unable to agree on a venue within 30 days from the date of commencement of the arbitration as determined in accordance with Article 13.3 (b), any Party may apply to the President of the Singapore International Arbitration Centre to determine the venue of the arbitration hearings, on the basis that the Parties agree that this should be in a jurisdiction which is internationally recognized and experienced in handling complex international commercial arbitration, which is a party to the New York Convention, which has appropriate facilities and infrastructure to support international arbitration hearings, which is not in the United Republic of Tanzania or a state which is a member of the East African Community has appropriate facilities and infrastructure to support international arbitration hearings and that the seat and venue of the arbitration hearings need not be the same.

(d)	The law applicable to the arbitration and to this arbitration agreement, including any dispute or difference relating to the interpretation of this arbitration agreement or the Rules, shall be the law of the arbitral seat, with consideration to the governing law of the contract being Tanzanian law.

(e)	The language of the arbitration shall be English.

(f)	The appointment of arbitrators shall be in accordance with the Rules. The number of arbitrators shall be three. All arbitrators must be independent of the Parties, and shall strictly and faithfully observe their duties of independence throughout the arbitral process. The three arbitrators shall make up the arbitral tribunal (the “Tribunal”).

(g)	The Parties may agree to consolidate two or more arbitrations into a single arbitration, including where:

(i)	all of the claims in the arbitrations are made under the same arbitration agreement; or

(ii)	where the claims in the arbitrations are made under more than one arbitration agreement, the arbitrations are pursuant to the arbitration agreements in any of the Related Agreements, or are between the same parties (being LNC on the one hand and the Government on the other hand), the disputes in the arbitrations arise in connection with the same legal relationship, and the arbitration agreements are compatible.

(h)	If multiple arbitral proceedings are consolidated into a single consolidated proceeding, the Tribunal appointed in the first proceeding to be commenced shall preside over the consolidated proceedings.

13.4.	Arbitrator’s Award

(a)	The arbitration award shall be final and binding on all the Parties, and the Parties undertake to satisfy and comply with any award without delay. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant party or its assets.

(b)	To the extent permitted by the law of the arbitral seat, the Parties hereby irrevocably agree to waive any rights to appeal or challenge any award (whether interim or final) based on grounds other than those set out in the New York Convention.

(c)	Each Party agrees to waive all and any rights to claim immunity it may have in relation to any proceedings, whether before an arbitral tribunal or any courts of competent jurisdiction, and the right to claim immunity with respect to enforcement of any arbitral award or judgment enforcing any arbitral award (whether interim or final), and including the right to claim immunity in respect of service of process, jurisdiction, attachment, execution and/or enforcement of any award or judgment against any assets, property or revenue of any nature except the Government’s Strategic Infrastructure.

13.5.	Confirmation to be Bound by Arbitration Agreement

The Parties confirm that no resort shall be had to any other dispute settlement mechanism other than the procedure under this Article 13, except where there occurs any failure to enforce this arbitration agreement or an arbitral award on account of acts and actions by the Government, the LNC may take resort to any accessible procedure under the existing Bilateral Investment Treaties to which the United Republic of Tanzania is a Party.

IN WITNESS OF WHICH the Parties have duly executed this Agreement.

On behalf of the Government of the United Republic of Tanzania:

Name:	[***]
Designation:	Minister of Minerals	Signature:	/s/ [***]
Date:	19/1/2021

Witnessed by:

Name:	[***]
Designation:	Attorney General	Signature:	/s/ [***]
Date:	19/01/2021

On behalf of LZ Nickel Limited:

Name:	[***]
Designation:	Director	Signature:	/s/ [***]
Date:	19/01/21

Witnessed by:

Name:	[***]
Designation:	CEO	Signature:	/s/ [***]
Date:	19-Jan-2021